Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

BROADCASTER, INC.

Broadcaster, Inc., a Delaware corporation (the “Company”), certifies that:

1.

At a meeting of the Board of Directors of the Company, resolutions were adopted authorizing the proposed amendment of Section 4 of the Company’s Certificate of Incorporation authorizing a one-for-two reverse split of the Company’s common stock (the “Charter Amendment”).

2.

Pursuant to a resolution of the Board of Directors, a meeting of the shareholders of the Company was held with proper notice at which a quorum was present. At this meeting, the shareholders holding the requisite number of shares of common stock required by law approved the reverse stock split and thereby authorized the Charter Amendment.

3.

The Charter Amendment was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

4.

The Certificate of Incorporation of the Company is amended as follows:

a.

Section 4 is supplemented by adding the following at the end thereof:

Reverse Stock Split. As of the close of business on June 22, 2007 (4:01 p.m. Eastern Daylight Time) (the “Reverse Split Date”), each share of common stock issued and outstanding immediately prior to the Reverse Split Date (referred to in this Section as the “Old Common Stock”) automatically and without any action on the part of the holder thereof will be reclassified and changed into one-half of a share of new common stock, par value $0.001 per share (referred to in this Section as the “New Common Stock”), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates that immediately prior to the Reverse Split Date represented outstanding shares of Old Common Stock (the “Old Certificates”) will be entitled to receive, upon surrender of such Old Certificates to the Company for cancellation, a certificate or certificates (the “New Certificate”, whether one or more) representing the number of whole shares (rounded down to the nearest whole share) of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Reverse Split Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. In lieu of any such fractional shares of

New Common Stock, each shareholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the Company for cancellation, an amount in cash equal to the product of (i) the closing trading price of the Company’s common stock on June 22, 2007 and (ii) such fraction. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the Company shall carry forward any fractional share until all certificates of that holder have been presented for exchange so that payment for fractional shares to any one person or entity shall not exceed the value of one-half of one share of New Common Stock. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer. From and after the Reverse Split Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Common Stock and the $0.001 par value of each such share.

IN WITNESS WHEREOF, the undersigned has executed this amendment to the Certificate of Incorporation as of the 11th day of June, 2007.

BROADCASTER, INC.

By:	/s/ Blair Mills
Blair Mills, Chief Financial Officer

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